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                                LICENSE AGREEMENT

This License Agreement is entered into on this ____ day of February, 1997, by and between U.S. Electricar, Inc., a California corporation (hereinafter referred to as "Licensor"), and Hyundai Motor Company and Hyundai Electronics Industries Co., Ltd. (hereinafter jointly referred to as "Licensee").


                                   WITNESSETH:

WHEREAS, Licensor has acquired or developed considerable technical information and expertise relating to the design, assembly, manufacture and sale of the Panther-TM- Systems; and

WHEREAS, Licensee desires to secure from Licensor the right to use such technical information and expertise in order to develop, manufacture, assemble, sell and distribute the Panther-TM- Systems; and

WHEREAS, it is the mutual intent of the parties to set forth the terms and conditions under which Licensor will permit Licensee to use said technical information.

NOW, THEREFORE, the parties hereby agree as follows:


                                 I.  DEFINITIONS

(A) "Licensed Panther-TM- Systems" as used herein shall mean Propulsion Systems for Electric Vehicles which are or will be developed by Licensor during the term of this License Agreement, including upgrades to said systems developed by Licensor, all of which may be assembled by Licensee, or Licensee's designated manufacturer, in accordance with the Technical Data. Notwithstanding the foregoing, Licensor may customize a propulsion system exclusively for a customer other than Licensee using Technical Data and the Licensed Panther-TM- Systems ("Customized System").

(B) "Licensed Component(s)" as used herein shall mean such parts of the Licensed Panther-TM- Systems as are designed and manufactured by Licensor at its plants and identified in Exhibit A attached hereto, all of which Licensed Components may be manufactured by Licensee in accordance with the Technical Data.

(C) "Licensed Item(s)" as used herein shall mean Licensed Panther-TM- Systems and Licensed Component(s).

(D) "Technical Data" as used herein shall mean such technical data and any patents relating thereto, assembly, subassembly and parts drawings, and applicable material specifications,


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stamping, casting and forging drawings, labor and tool routing sheets, process specifications, drawings of special tools, fixtures, dies, jigs, gauges and patterns, and production and inspection procedures as are designed or created by Licensor and used by it in the development and assembly of Licensed Panther-TM-Systems, and the manufacture of Licensed Components, and which are specified in Exhibits A and B attached hereto and incorporated herein by this reference.

(E)  "Korea" as used herein means the territory of Korea.


                                   II.  GRANT

Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee license to use Technical Data in the manufacture and assembly of Licensed Panther-TM- Systems, and the manufacture and assembly of Licensed Components for use in such Licensed Items, for the following purposes:

     1) Use within motor vehicles built by Licensee or built by subsidiaries owned more than fifty percent (50%) by Licensee (hereinafter referred to as "Licensee Motor Vehicles"), or for use as spare parts for such Licensee Motor Vehicles;

     2) The manufacturing and distributing licenses to the Licensed Panther-TM- Systems shall also be exclusive to HMC for the territory of Korea; and

     3) Motor vehicles manufactured pursuant to this Article II may be exported to any other country.


              III.  OWNERSHIP OF TECHNICAL DATA AND LICENSED ITEMS

(A) During the term of this License Agreement, the Technical Data and the Licensed Items shall remain owned by Licensor. In addition to any other rights it may have, Licensor expressly retains the right to customize a propulsion system exclusively for a customer other than Licensee, provided that:

(B) Nothing in this License Agreement shall be deemed to constitute a transfer of title, or any interest other than a license, in the Technical Data or the Licensed Items.

(C) Any improvements, enhancements, and/or modifications made by Licensee to the Technical Data or the Licensed Items shall be the property of Licensee. Licensor shall have a fully-paid, worldwide, non-exclusive license to use, manufacture, sell, distribute and sublicense such improvements, enhancements, and/or modifications. The obligations of Licensee to provide Licensor with information regarding any improvements, enhancements or modifications to the technology is expressly understood to be ongoing. In furtherance of this obligation, Licensee will


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meet at least quarterly with Licensor to review the status of transfer of technical data, as well as progress on improvements, updates or upgrades thereto.

(D) Any improvements, enhancements, and/or modifications made by Licensor to the Technical Data shall be the property of Licensor. Licensee shall have such license rights in the improvements, enhancements, and/or modifications made by Licensor as have been granted to Licensee in Article II above. The obligations of Licensor to provide Licensee with information regarding any improvements, enhancements or modifications to the technology is expressly understood to be ongoing. In furtherance of this obligation, Licensor will meet at least quarterly with Licensee to review the status of transfer of technical data, as well as progress on improvements, updates or upgrades thereto

(E) The parties agree to cooperate with and to assist each other in protecting the intellectual property rights to the Technical Data, the Licensed Items, and any improvements, enhancements, and/or modifications made thereto by Licensee or Licensor, including assistance in filing for patent protection worldwide. The parties agree that this is one of the material terms of this License Agreement, and each recognizes the importance of protecting the intellectual property and providing assistance in filing for patent protection worldwide. Each party further agrees that these obligations are expressly understood to be ongoing throughout the term of this License Agreement.


                        IV.  DISCLOSURE OF TECHNICAL DATA

(A) Licensor shall supply the Technical Data to Licensee as requested by Licensee during the term of this License Agreement. Unless the parties shall otherwise agree, the Technical Data shall be supplied in written form at the office of Licensor located in Torrance, California. In addition, Licensor shall also supply to Licensee identification listings of basic manufacturing and inspection equipment for use by the latter in connection with the development, assembly and manufacture of Licensed Items.

(B) In no event shall Licensor disclose or supply any Technical Data to Licensee on or after the date of termination of this License Agreement. All Technical Data to be supplied under the terms of this License Agreement shall be in the language and the system of measures used by Licensor.

(C) The Technical Data is confidential. Licensee shall preserve and protect the confidential nature of the Technical Data, and accordingly shall not disclose the Technical Data to third parties without the written consent of Licensor. Said consent will not, however, be required in order to disclose the Technical Data to the following parties, provided that, in each case, said parties shall agree in writing that (i) the Technical Data will only be used to develop, assemble, and manufacture Licensed Items under this License Agreement, and (ii) the Technical Data shall not be disclosed to third parties.


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     1.   To those of their respective employees necessary to enable Licensee and/or Licensee's designated manufacturer to manufacture and assemble Licensed Panther-TM- Systems and Licensed Components.

     2. To suppliers of Licensee and/or Licensee's designated manufacturer to the extent necessary to enable such suppliers to deliver to Licensee and/or Licensee's designated manufacturer the materials and components required to manufacture and assemble Licensed Components and Licensed Panther-TM- Systems.

     3. To subcontractors and sub-subcontractors of Licensee and/or Licensee's designated manufacturer to the extent necessary to enable such subcontractors and sub-subcontractors to perform work required to manufacture and assemble Licensed Components and Licensed Panther-TM- Systems.

The disclosures permitted under (1), (2) and (3) above of this Article IV shall not relieve Licensee, or permitted third parties under this License Agreement, of the obligation to maintain the Technical Data in confidence.

(D) Notwithstanding the foregoing, the obligation provided for in this Article IV shall not apply to any information: 1) which is already known to Licensee at the time of disclosure; or 2) which becomes lawfully known to the public through sources other than Licensee; and 3) which is received by Licensee from a third party where the disclosure by the third party is not in violation of any law or contract.


                            V.  TECHNICAL ASSISTANCE

(A) Licensor shall use its reasonable efforts to furnish, upon written request of Licensee, the services of engineers, and/or technicians ("technicians") in Korea to assist Licensee in acquiring knowledge and training relating to the development or assembly of Licensed Panther-TM- Systems and manufacture of Licensed Components in accordance with the Technical Data (hereinafter referred to as "Technical Assistance"). Such technicians shall be made available to Licensee for reasonable periods of time throughout the term of this License Agreement. Subject to the agreement on the terms of visit, Licensee agrees to pay for the out-of-pocket expenses incurred by such technicians in providing said services, such expenses to include airfare, room and board.

(B) Licensor shall permit a reasonable number of Licensee's employees to visit the plants of Licensor for reasonable training periods to enable Licensee's employees to gain knowledge with respect to the assembly of Licensed Panther-TM-Systems and the manufacture of Licensed Components in accordance with the Technical Data and training program. Licensor and Licensee shall consult and agree upon the number of Licensee's employees to visit and the duration of the visits, it being understand that the aggregate duration of all such visits during any one (1) year


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shall not exceed sixty (60) man-days unless Licensor shall otherwise agree.  All salaries, costs and expenses of Licensee's technicians for such periods of training shall be paid by Licensee.

(C) All employees or other representatives of either party hereto, while at the premises of the other party, shall comply with all the then regularly established and existing rules and regulations of such other party.


                                 VI.INDEMNITIES

(A) Licensor shall not be liable to Licensee for any claim by any third party for personal injury or property damages based on breach of warranty or products liability allegedly due to a defect in a motor vehicle manufactured by HMC and using the Technical Data or Technical Assistance transferred under this Agreement. Specifically, Licensor shall not be liable for claims of personal injury or damage to property based on the design, manufacture, or assembly of Hyundai motor vehicles utilizing the Technical Data or Technical Assistance. Nevertheless, with respect to a claim made where the claim is based solely on an alleged defect in the Technical Data or Technical Assistance, Licensor shall defend and indemnify Licensee with respect to such claim. If a claim is made where the claim is based on both: (i) an alleged defect in the Technical Data or Technical Assistance; and (ii) an alleged defect in the design, materials or workmanship produced by Licensee; then each party shall bear its own costs of suit and its allocable share of any damages.

(B) Licensor warrants and represents that (i) it is the Licensor and proprietor of all right, title and interest in and to the Technical Data; (ii) it has the right and authority to enter into this Agreement and to license the Technical Data to Licensee in accordance with the terms hereof, and as of the date hereof, has no actual knowledge of any claim that the Technical Data infringes any copyright, patent, trade secret or other proprietary rights of any third party, and (iii) the performance of the terms of this Agreement and of Licensor's duties to Licensee hereunder will not breach any separate agreement or arrangement by which Licensor is bound.

(C) Licensor hereby agrees to defend, indemnify and hold Licensee, its directors, shareholders, agents, officers, employees, authorized assignees and successors in interest harmless from and against any claims, suits, losses, damages, judgments, fines, costs, expenses, obligations, recoveries and deficiencies, including penalties, interests, and reasonable attorney fees, and all liability that Licensee may incur or suffer resulting from any claim of infringement of any patent, copyright, trademark, trade secret or any other intellectual property right of any third party by the Technical Data or resulting from its use under this Agreement.

(D) Where indemnification is required or appears probable pursuant to paragraphs (A) and (C) herein, the Licensee shall provide prompt written notice to the Licensor, and cooperate reasonably and


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at the Licensor's expense with the Licensor.  Licensee shall not settle any claim hereunder, without the Licensor's prior approval. The foregoing rights to indemnification are contingent upon the Licensee: (i)promptly notifying the Licensor in writing; (ii) allowing the Licensor, at Licensor's expense, to direct the defense or settlement of such claim or suit; and (iii) giving to the Licensor, at the Licensor's expense, reasonable information and assistance for such defense or settlement, including providing such witnesses for testimony as may reasonably be required.

(E) The indemnity provisions herein shall continue throughout the term of this Agreement and shall survive any termination or expiration of this Agreement.


                                 VII.  ROYALTIES

In consideration for the rights granted to Licensee hereunder, Licensee agrees to pay a fee to Licensor in the total sum of $2 million. At Licensor's request, $1.85 million of said fee shall be paid by Licensee to Licensor within ____ days of the Effective Date of this License Agreement. The remaining $150,000 portion of said $2 million fee shall be paid on a periodic installment basis as follows: a $25,000 payment by Licensee to Licensor on or before the anniversary of the Effective Date of this License Agreement, through and including the sixth anniversary of this License Agreement, for a total of $150,000 in installment payments (6 x $25,000).


                             VIII.  BOARD MEMBERSHIP

Licensor hereby agrees to take such steps as may be required to appoint a person designated by Licensee to the Board of Directors of Licensor or as an Observer to said Board, as Licensee may elect in its sole discretion, such appointment to be effective within ______ days of the execution of this Agreement. Licensor also hereby agrees, during the term of the Agreement, to provide Licensee (either through Licensee's designee serving on the Licensor's Board of Directors or otherwise upon the Licensee's written request to the Licensor) with prompt delivery of, or access to, the Licensor's corporate, business, accounting and financial information and documents, including but not limited to all information and documents made available or discussed at meetings of the Licensor's Board of Directors, all documents and reports filed or proposed to be filed by the Licensor with any executive, legislative, administrative or judicial office or agency; and all corporate minutes, articles of incorporation, bylaws, contracts, agreements, shareholder lists, correspondence, press releases, financial statements, books and records, and other documents of the Licensor (collectively "Information"); provided, however, that Licensee shall hold in strict confidence all Information which has not yet been made generally available to the public and shall not engage, directly or indirectly, in any transaction involving securities of the Licensor while in possession of Information which is material and has not yet been made generally available to the public.


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                          IX.  TRADEMARKS AND PUBLICITY

(A) Nothing in this License Agreement shall be construed to authorize the use by Licensee of any trademarks or other distinctive marks or signs owned by Licensor unless prior approval in writing is received from Licensor. Licensee shall only utilize its own trademarks. Licensee may, if it so elects, affix to any Licensed Item made by Licensee under this License Agreement such marks as the parties may agree upon in writing.

(B) Notwithstanding anything contained in this License Agreement to the contrary, the parties shall have the right to use the trademarks of the other parties in connection with announcements regarding the relationship of the parties. No such announcement shall be made, however, without the prior consent of the other party. Consent of the other party shall be deemed to have been given if a written copy of the notice is provided to the other party, and such party does not object in writing to such announcement. Neither party shall unreasonably withhold its consent to such announcements.


                     X.  FAILURES AND DELAYS IN PERFORMANCE

Neither Licensor nor Licensee shall be liable in damages or otherwise for any delay or default in performance under this License Agreement where such delay or default is due to any cause beyond its control or is caused by war, strikes, other labor trouble, shortage of labor or material, riots, fires, floods, public calamity, transportation difficulties, or by an act or omission of any governmental authority.


                            XI.  TERM AND TERMINATION

(A) This License Agreement shall be effective from the date when this License Agreement is signed by the parties hereto ("Effective Date") and continue in effect until December 31, 2010.

(B) Without limiting any other rights either party may have, it is specifically understand that:

     1) In the event of either party's dissolution, or the liquidation of either party's assets, or the filing of a voluntary petition in bankruptcy, or the filing of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after filing; or

     2) In the event either party breaches any material term hereunder more than twice in any twelve (12) month period and the defaulting party has received written notice of each breach; then the other party shall have the right, at its sole option and upon written notice to the bankrupt and/or defaulting party, to terminate this License Agreement immediately.

(C) The parties agree and acknowledge that this License Agreement constitutes, and throughout its term shall continue to be, an executory contract under which Licensor is a licensor of a right to


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intellectual property, pursuant to 11 U.S.C. Section 365(n), and therefore that this License Agreement is, in the event of a future bankruptcy filing against Licensor, subject to the provisions of 11 U.S.C. Section 365(n), and accordingly, in such event, Licensee would have the rights and privileges enumerated in 11 U.S.C. Section 365(n).


                        XII.  CONSEQUENCES OF TERMINATION

Upon termination of this License Agreement for any reason, except breach of its terms by Licensee, Licensee shall have a permanent, fully-paid license to the Technical Data, under the same terms as set forth in Article II, without any additional payments. Licensor shall retain title and ownership to the Technical Data. If Licensee breaches the License Agreement, all Technical Data shall be returned to Licensor. Licensee shall have no rights to improvements, enhancements, or modifications to the Technical Data or Licensed Items made by Licensor subsequent to the termination of this License Agreement.


                     XIII.  ASSIGNMENT AND SUBLICENSE RIGHTS

Except as otherwise provided in this License Agreement, Licensee shall not assign or sublicense its rights under this License Agreement.

Licensee may appoint subcontractors as its subcontractors to undertake the manufacture or assembly of Licensed Components.


                           XIV.  DISCLAIMER OF AGENCY

This License Agreement shall not constitute Licensee as the legal representative or agent of Licensor, nor shall Licensee have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of, Licensor.


                             XV.  GENERAL PROVISIONS

(A) Title and Subtitles. The titles of the Articles and Paragraphs of this License Agreement are for the convenience of reference only, and are not to be considered in construing this License Agreement.

(B) Counterparts. This License Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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(C)  Entire Agreement.  This License Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all documents and correspondence with respect to such subject matter prior to the date hereof. No amendment to this License Agreement shall be effective unless in writing and signed by all parties hereto.

(D) Waiver. The failure of a party to insist on the strict performance of any provision of this License Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this License Agreement or limit the party's right thereafter to enforce any provision or exercise any right.

(E) Notice. Any notice, payment, report or other communication required or permitted to be given by one party to any other party by this License Agreement shall be in writing and either (i) served personally on the other party, (ii) sent by express, registered or certified first class mail, postage prepaid, addressed to the other party or parties at its/their address indicated next to their signatures below, or to such other address as any addressee shall have theretofore furnished to the other parties by like notice, (iii) delivered by commercial courier to the other party, or (iv) sent by facsimile with the original sent by express mail. Such notice shall be deemed received on the second day after transmittal if sent by one day courier together with a transmission of such notice by facsimile if the recipient has the capability to notice a facsimile at its address, and if sent by other methods shall be deemed received upon receipt.

(F) Governing Law. This License Agreement has been entered into in California, and shall be governed by the laws of the State of California, United States of America.

(G) Arbitration. All disputes arising in connection with this License Agreement shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICOC") by one or more arbitrators appointed in accordance with ICOC rules. The place of arbitration shall be the country of the respondents.


IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first above stated.


     Hyundai Motor Company


By:


     Hyundai Electronics & Industries Co., Ltd.


By:


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     U.S. Electricar, Inc.


By:





*  NOTE:
     "Exhibit A" means the drawing tree of Licensed Panther-TM- Systems. "Exhibit B" means the "Technical Data List" which will be attached to this License Agreement.


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